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                          CRAMER ROSENTHAL MCGLYNN, LLC

                                 CODE OF ETHICS

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        1. Purpose

      This Code of Ethics is intended to (a) minimize conflicts of interest, and even the appearance of conflicts of interest, between the personnel of Cramer Rosenthal McGlynn, LLC ("CRM" or the "Adviser") and its clients in the securities markets and (b) assure that personal securities transactions of CRM personnel are made in compliance with applicable securities laws.

      CRM depends upon a high level of public and client confidence for its success. That confidence can be maintained only if CRM's employees observe the highest standards of ethical behavior in the performance of their duties. This Code (as it may be amended or modified from time to time) is intended to inform all of CRM's employees of certain standards of conduct which they are expected to observe.

      It is not possible to provide a precise, comprehensive definition of a conflict of interest. However, one factor that is common to many conflict of interest situations is the possibility that a CRM employee's actions or decisions will be affected because of an actual or potential divergence between his or her personal interests and those of CRM or its clients. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to CRM or its clients and regardless of the motivation of the employee involved. In all cases, if a conflict situation arises between an employee and CRM's clients, the interests of CRM's clients shall prevail.

      This Code also addresses the possibility that personnel may, by virtue of their positions with CRM, be afforded opportunities to participate in certain investment opportunities that are not generally available to the investing public. Accepting such opportunities may, or may appear to, compromise the independent judgment CRM personnel are expected to exercise for the benefit of CRM clients and is therefore unacceptable.

      This Code is intended to help address these concerns in a systematic way. However, it is important that personnel go beyond the letter of this Code and remain sensitive to the need to avoid improper conflicts of interest, or even the appearance of such conflicts of interest, that are not expressly addressed by this Code.

      One way for employees to implement the spirit of these policies is to invest in open-end mutual funds advised or sub-advised by CRM. CRM mutual funds provide employees with a means of participating in investments that CRM recommends to clients without seeking preclearance. Employee investments in CRM mutual funds also serve to align the interests of employees with the interests of CRM clients and to reduce the number of transactions that might give rise to conflicts of interest with CRM's clients.

        2. Definitions

            a. "1940 Act" means the Investment Company Act of 1940, as amended.

            b. "Access Person" means any director, officer, principal or Advisory Person of the Adviser. A director that: (i) has no involvement with the day-to-day operations of CRM or the Funds; (ii) is not involved in

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                  decisions or recommendations regarding the purchase or sale of securities by Client Accounts; (iii) is an employee of another financial services institution; and (iv) is subject to a Code of Ethics of such financial services institution; may comply with the pre-clearance and reporting requirements of such financial services institution in lieu of the provisions of
                  Section 4 of this Code. Any such director is required to file a quarterly transaction report pursuant to Section 4 of this Code with respect to a security if the director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately before or after the director's transaction the Fund(s) purchased or sold the security.

            c. "Advisory Person" means (i) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any client of the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any client of the Adviser with regard to the purchase or sale of a security.

            d. "Beneficial ownership" has the same meaning as that term is defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended ("the Exchange Act"), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

            e. "Client Accounts" means the Funds, any private investment funds advised by the Adviser, and any outside private account for which the Adviser serves as investment adviser and in which the Adviser (and persons associated with the Adviser) has no ownership interest, direct or indirect (other than as a shareholder of the Funds or as a member, partner or shareholder of any private investment funds advised by the Adviser).

            f. "Compliance Personnel" means the persons designated by the Compliance Committee to monitor overall compliance with this Code, to receive and review reports under this Code, and to provide pre-clearance of any personal securities transactions as required by this Code.

            g. "Control" shall have the same meaning as that term is defined in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either

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                  directly or through one or more controlled companies, more than 25% of the voting securities of a company is generally presumed to control that company.

            h. "Covered Security" shall include all types of equity and other equity-related securities, including, among other things, common and preferred stocks, closed-end fund shares, limited partnership interests, warrants, depositary receipts, options and other derivative securities and convertible bonds.

                  A covered security does not include: (i) debt securities (including bonds, notes, commercial paper, debentures and other high-quality debt instruments) that are rated (at time of purchase) at least "investment grade" by a NRSRO such as Moody's or S&P; (ii) shares of registered open-end investment companies; (iii) direct obligations of the Government of the United States or agencies of the Government; (iv) municipal securities; (v) bankers' acceptances; (vi) bank certificates of deposit; and (vii) repurchase agreements.

            i. "Employee" means any officer, principal or employee of the Adviser.

            j. "Employee Account" means any account in which an Employee has beneficial ownership, as defined above. Employee Accounts include accounts of the Employee's spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

            k. "Fund" means any investment company registered under the 1940 Act for which the Adviser serves as investment adviser or sub-adviser.

            l. "Private Placement" means any offering that is exempt from registration under the Securities Act of 1933 pursuant to
                  Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Private placements may include offerings of hedge funds and other private equity funds and offerings of Rule 144A securities.

            m. "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

            n. "Security Held or to be Acquired by a Fund" means (i) any Covered Security that, within the most recent 15 days, is or has been held by the Fund or is being or has been considered by the Fund or the Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security described in clause (i) above.

        3. General Principles

      The following general fiduciary principles shall govern the personal investment activities of all Employees:

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      Each Employee shall:

            a. At all times, place the interests of the Client Accounts before his or her personal interests;

            b. Conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of the individual's position of trust and responsibility;

            c. Not take any inappropriate advantage of his or her position with or on behalf of CRM or the Client Accounts.

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         4. Specific Requirements

            a.    Pre-Clearance of Personal Securities Transactions

      All Employees (including Access and non-Access Persons) are required to obtain the prior written approval of a member of the Compliance Committee before, directly or indirectly, acquiring or disposing of beneficial ownership of a Covered Security. Compliance Personnel may reject any trade request in their sole discretion, and no reason need be given for such rejection.

      Clearance will be valid for one trading day for market orders. For limit orders, clearance will be valid until the close of business on the Friday of the week in which clearance was obtained.

            b.    No Short-Term Trading (60-Day Rule)

      No Employee shall profit in the purchase and sale, or sale and purchase, of any direct or indirect beneficial ownership interest in the same (or equivalent) Covered Securities within any period of 60 consecutive calendar days without prior approval of Compliance Personnel.

            c.    The Restricted List

      The Compliance Committee shall maintain a list (the "Restricted List") containing the names of issuers for which an officer of CRM (or that officer's family member) serves as an officer or director, or issuers in which any officer of CRM (or that officer's family member) owns greater than a 4.9% interest.

      The securities of any issuer contained on the Restricted List may not be purchased and/or sold for any Client Account without the prior approval of the Compliance Committee. Furthermore, no Employee shall purchase or sell, directly or indirectly, any Covered Security on the Restricted List in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership without the prior approval of the Compliance Committee.

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            d.    Reporting

                  i.    Initial Compliance Report

      Not later than 10 calendar days after a person becomes an Employee, such Employee must report to Compliance Personnel the following information on an "Initial Compliance Report" attached as Appendix II: the title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect beneficial ownership when the person became an Employee; the name of any broker, dealer or bank with whom the Employee maintained an account in which any Covered Securities are held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and the date that the report is signed and submitted by the Employee.

      An employee may satisfy this requirement by attaching the most recent account statement for each Employee Account to a signed Initial Compliance Report.

                  ii.   Submission of Trading Statements

      Every Employee must direct his or her broker, bank or other financial institution to provide Compliance Personnel with duplicate copies of all trade confirmations and account statements ("trading statements") for Employee Accounts.

                  iii.  Quarterly Compliance Reports

      Not later than 10 calendar days after the end of each calendar quarter, each Employee must report to Compliance Personnel the following information:

      With respect to any transaction during the quarter in a Covered Security in which the Employee had any direct or indirect beneficial ownership: the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; the nature of the transaction (purchase, sale or any other type of acquisition or disposition); the price of the Covered Security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date that the report is signed and submitted by the Employee.

      With respect to any account established by the Employee in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Employee: the name of the broker, dealer or bank with whom the Employee established the account; the date that the account was established; and the date that the report is signed and submitted by the Employee.

      An employee may satisfy the above requirements through provision of all trade confirmations and account statements for each Employee Account maintained by such Employee to Compliance Personnel.

                  iv.   Annual Holdings Reports

      Not later than January 31st of each new year, all Employees must provide the following information: the title, number of shares and principal amount of each Covered Security in which the Employee had any direct or beneficial ownership; the

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      name of any broker, dealer or bank with whom the Employee maintains an account in which any securities are held for the direct or indirect benefit of the Employee; and the date that the report is submitted by the Employee.

      Employees may satisfy this requirement by attaching the most recent account statement for each Employee Account to a signed "Annual Compliance Certification" attached as Appendix II.

            e.    Seven Day Blackout Periods

      No Employee (including Access and non-Access Persons) shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

            - which he or she knows or should have known at the time of such purchase or sale is or has been considered for purchase or sale by any Client Accounts, within the most recent seven (7) trading days, or

            - which is or has been purchased or sold by any Client Accounts within the most recent seven (7) trading days.

      Bunching. Orders to purchase or sell Covered Securities for Employee Accounts where the market capitalization of the issuer of such Covered Securities is at least $500 million, but less than $10 billion, are generally exempt from this prohibition and therefore may be "bunched" or aggregated with orders for Client Account(s). Where an order for an Employee Account is handled in accordance with this paragraph, orders for Client Accounts shall be executed prior to any order for an Employee Account. This provision is intended to protect against any frontrunning of a Client Account by a transaction in an Employee Account. Although orders for Client Accounts will be executed prior to orders for Employee Accounts, the execution price received by a Client Account may not always be superior to the execution price received by an Employee Account.

      $10 Billion Market Capitalization Exception. Transactions in securities for which the market capitalization of the company is greater than $10 billion are not subject to this 7-day blackout provision.

      The market capitalization of a company calculated pursuant to this paragraph shall be determined by Compliance Personnel using an objective, financial source. Under special circumstances, a member of the Compliance Committee may consider a request by an Employee for a waiver of the 7-day blackout provision. In considering any such request, any adverse consequences to a Client Account shall be considered.

            f.    Prohibition on IPOs

      No Employee shall acquire any direct or indirect beneficial ownership interest in securities in an initial public offering ("IPO").

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            g.    Pre-Approval of Private Placements

      An Employee may acquire a direct or indirect beneficial ownership interest in securities in a Private Placement only if the Employee obtains the prior written approval of a member of the Compliance Committee. Before requesting such approval, the Employee should obtain documentation relating to the offering (such as offering memorandum, limited partnership agreement, etc.) and provide such materials for review.

      If an Employee has been authorized to acquire any securities in a Private Placement, that Employee shall notify Compliance Personnel prior to playing any part in a Client Account's subsequent consideration of an investment in Covered Securities of the same issuer, and, to the extent appropriate, that Employee may be excluded from participating in any such consideration.

      A record of such approval, and the reasons supporting the decision, must be maintained for at least five (5) years after the end of the fiscal year in which the approval is granted.

            h.    Unlawful Activities Relating to Funds

      No Employee shall, in connection with the purchase or sale, directly or indirectly, by such Employee of a Security Held or to be Acquired by a
      Fund:

                  i. Employ any device, scheme or artifice to defraud the Fund;

                  ii. Make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  iii. Engage in any act, practice or course of business which would operate as a fraud or deceit upon the Fund; or

                  iv. Engage in any manipulative practice with respect to the Fund.

        5. Exempted Transactions

      The following transactions are not subject to the provisions of Section 4 of this Code:

            a. Transactions effected in any account over which the Employee has no direct or indirect influence or control.

            b. Transactions which are part of an automatic dividend reinvestment plan.

            c. Transactions which are part of a systematic withdrawal from a bank account (e.g., a monthly investment in a mutual fund).

            d. Transactions effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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            e.    Transactions in securities other than the Covered Securities
                  (including transactions in debt securities (including bonds, notes, commercial paper, debentures and other high-quality debt instruments) that are rated (at time of purchase) at least "investment grade" by a NRSRO such as Moody's or S&P; shares of registered open-end investment companies; direct obligations of the Government of the United States or agencies of the Government; municipal securities; bankers' acceptances; bank certificates of deposit; and repurchase agreements.

        6. Service as a Director of a Publicly-Traded Company

      No Employee shall serve as a director of a publicly-traded company without prior written authorization from a member of the Compliance Committee. Any such authorization shall be based upon a determination that such board service would be consistent with the interests of the Client Accounts. If board service is authorized, such Employee shall be excluded from the investment-making decisions of any Client Accounts with respect to the companies of which he or she is a director.

        7. Oversight Responsibility

      The CRM Compliance Committee shall have oversight responsibility for monitoring compliance with this Code, including the review of reports required to be submitted pursuant to Section 4.

        8. Notification of Reporting Obligations

      A member of the Compliance Committee (or his or her delegate(s)) shall be responsible for notifying Employees, including Access Persons, of their obligations under this Code. Such notification shall take place through, among other things, regular dissemination of the Code.

        9. Sanctions

      Upon discovering a violation of this Code, the Compliance Committee may impose such sanctions as it deems appropriate, including, inter alia, a requirement that the violator conduct all personal securities transactions through CRM's trading operations, disgorgement of profits, a letter of censure or suspension, or termination of employment. All material violations of this Code and sanctions imposed with respect thereto shall be reported periodically to the Board of Managers of the Adviser and Board of Trustees of any Fund.

        10. Insider Trading

      The Adviser has adopted a policy statement on insider trading and conflicts of interest (the "Policy Statement"), a copy of which is attached hereto as Appendix I. All Employees are required by this Code to read and familiarize themselves with their responsibilities under the Policy Statement.

        11. Prohibition on "Market Timing" Trades by Employees

      CRM views investment prospects on a long-term basis. Our value-oriented investment philosophy strives to outperform the broad market and pertinent indices over a full market cycle by participating in good market periods and limiting

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      declines in poor periods. As such, Employees are prohibited from effecting so-called "market timing" transactions in any open-end mutual funds advised or sub-advised by CRM. Market timing refers to rapid and/or frequent transactions (buy and sells) in the Funds in order to take advantage of disparities between the price of a Fund's shares and the values of the underlying securities in its portfolio.

      If you have any questions about this prohibition, please contact the Firm's General Counsel or a member of the Compliance Committee.

        12. Other Policies

      The provisions of this Code of Ethics and the attached Policy Statement on Insider Trading are in addition to, and not a substitute for, any codes or standards of professional conduct which may apply to Chartered Financial Analysts.

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      APPENDIX I

                          CRAMER ROSENTHAL MCGLYNN, LLC
                       POLICY STATEMENT ON INSIDER TRADING

The following policies have been established to aid employees and other persons associated with CRM in avoiding "insider trading". All employees and other persons must follow these policies or risk serious sanction, including dismissal, substantial personal liability and criminal penalties. If an employee or other person has a question about these procedures, such person should contact CRM's General Counsel.

I.    DESCRIPTION OF INSIDER TRADING

      The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not someone is an "insider") and to communications of material non-public information to others.

      While the law concerning "insider trading" is not static, it is generally understood that the law prohibits:

      - trading by an insider while in possession of material non-public information; or

      - trading by a non-insider while in possession of material non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

      -     communicating material non-public information to others.

      The elements of "insider trading" and the penalties for such unlawful conduct are discussed below:

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A.    WHO IS AN INSIDER?

      The concept of "insider" is broad. It includes all employees of a company. In addition, a person can be a "temporary insider" if he/she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountant, consultants, bank lending officers and the employees of such organizations. In addition, an employee of CRM may become a temporary insider for a company it advises or for which it performs other services. According to the Supreme Court, the company must expect an outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

B.    WHAT IS MATERIAL INFORMATION?

      Trading on inside information is not a basis for liability unless the information is material. "Material information" is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that employees should consider material includes but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

      Material information does not have to relate to a company's business. For example, in Carpenter v. U.S. 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

C.    WHAT IS NON-PUBLIC INFORMATION?

      Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

D.    PENALTIES

                  Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct

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                  and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties include:

      -     civil injunctions;

      -     treble damages;

      -     disgorgement of profits;

      -     jail sentences;

      - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

      - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the profit gained or loss avoided.

                  In addition, any violations or this Policy Statement on Insider Trading will be subject to the sanctions described in
                  Section 10 of the Code.

II.   IDENTIFYING INSIDE INFORMATION

      Before an employee enters into a transaction in the securities of a company about which he/she may have potential inside information, the following questions must be resolved:

      A. IS THE INFORMATION MATERIAL? Is this information that an investor would consider important in making his/her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

      B. IS THE INFORMATION NON-PUBLIC? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation?

      If, after consideration of the above, the employee believes that the information is material and non-public, or if he/she has any questions as to whether the information is material and non-public, the employee must take the following steps:

            -    report the matter immediately to Compliance Personnel;

            - refrain from purchasing or selling the securities in a personal securities transaction or on behalf of others, including CRM's client accounts;

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           -     refrain from communicating the information inside or outside
                 CRM, other than to Compliance Personnel; and

           - after Compliance Personnel have reviewed the issue, the employee will be instructed to continue the prohibitions against trading and communications, or will be allowed to trade on and communicate the information.

III.  RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

      Information in the possession of any employee that may be considered identified as material and non-public may not be communicated to anyone, including persons within CRM, except as provided in Section II.B. above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

IV.   RESOLVING ISSUES CONCERNING INSIDER TRADING

      If, after consideration of the items set forth in Section II.B. above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, it must be discussed with Compliance Personnel before trading on or communicating the information to anyone.

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                                                                     APPENDIX II

                        INITIAL/ANNUAL COMPLIANCE REPORT

I hereby represent and warrant that:

      1. I have read the Code of Ethics and I understand that it applies to me and to all accounts in which I have any direct or indirect beneficial ownership interest. I understand that the Code of Ethics applies to accounts held by (or for the benefit of) my spouse or any children or relatives who may share my home.

      2. In accordance with the Code of Ethics, I have fully disclosed all Covered Securities in which I have any direct or indirect beneficial ownership interest and the name of any broker, dealer or bank with whom I maintain an account in which any Covered Securities are held. I have reported and will report all transactions in Covered Securities as required under the periodic reporting provisions of the Code of Ethics, and have obtained and will obtain prior written authorization for required transactions in Covered Securities.

      3. I have complied and will comply with all provisions of the Code of Ethics. I understand that I am not permitted to engage in any "market timing" or rapid trading of shares in any mutual fund advised or sub-advised by CRM and hereby represent that I have not engaged in such activities. If I have any questions about this prohibition, I will consult with the Firm's General Counsel.

      In addition, I have listed below the names of the firms that house my accounts. If I do not have any broker or stock accounts, I have so indicated.

______________________________________________________________________________

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PRINT OR TYPE NAME

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SIGNATURE
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                             EMPLOYEE ACKNOWLEDGMENT

      I acknowledge that I have received CRM's Code of Ethics, dated November 2003. I have read the Code of Ethics and I understand that it applies to me and to all accounts in which I have any direct or indirect beneficial ownership interest. I understand that the Code of Ethics applies to accounts held by (or for the benefit of) my spouse or any children or relatives who may share my home.

                                                            Accepted and Agreed:

                                                           _____________________
                                                           _______
                                                           Print Name:
                                                           Date:

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